EXHIBIT 7
Consolidated Report of Condition of
THE BANK OF NEW YORK
of One Wall Street, New York, N.Y. 10286
And Foreign and Domestic Subsidiaries,
a member of the Federal Reserve System, at the close of business March 31, 2007, published in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.

Dollar Amounts
In Thousands
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	1,859,000
Interest-bearing balances	12,315,000
Securities:
Held-to-maturity securities	1,572,000
Available-for-sale securities	20,948,000
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices	491,000
Securities purchased under agreements to resell	153,000
Loans and lease financing receivables:
Loans and leases held for sale	0
Loans and leases, net of unearned income	31,479,000
LESS: Allowance for loan and lease losses	289,000
Loans and leases, net of unearned income and allowance	31,190,000
Trading assets	3,171,000
Premises and fixed assets (including capitalized leases)	844,000
Other real estate owned	2,000
Investments in unconsolidated subsidiaries and associated companies	340,000
Not applicable
Intangible assets:
Goodwill	2,714,000
Other intangible assets	966,000
Other assets	7,043,000

Total assets	83,608,000

Dollar Amounts
In Thousands
LIABILITIES
Deposits:
In domestic offices	26,775,000
Noninterest-bearing	16,797,000
Interest-bearing	9,978,000
In foreign offices, Edge and Agreement subsidiaries, and IBFs	33,309,000
Noninterest-bearing	702,000
Interest-bearing	32,607,000
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	712,000
Securities sold under agreements to repurchase	129,000
Trading liabilities	2,321,000
Other borrowed money:
(includes mortgage indebtedness and obligations under capitalized leases)	3,621,000
Not applicable
Not applicable
Subordinated notes and debentures	2,255,000
Other liabilities	5,933,000

Total liabilities	75,055,000

Minority interest in consolidated subsidiaries	161,000

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	1,135,000
Surplus (exclude all surplus related to preferred stock)	2,143,000
Retained earnings	5,430,000
Accumulated other comprehensive income	-316,000
Other equity capital components	0
Total equity capital	8,392,000

Total liabilities, minority interest, and equity capital	83,608,000

     I, Thomas P. Gibbons, Chief Financial Officer of the above-named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.
Thomas P. Gibbons,
Chief Financial Officer
     We, the undersigned directors, attest to the correctness of this statement of resources and liabilities. We declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct.

Thomas A. Renyi
Gerald L. Hassell	Directors
Catherine A. Rein